Exhibit 99.1

MARINEMAX REPORTS FOURTH QUARTER AND FISCAL 2018 RESULTS

~Fourth Quarter Revenue Increases to $309 Million~

~Fourth Quarter Same-Store Sales Grew 22%~

~Fourth Quarter Diluted EPS of $0.50; Adjusted Fourth Quarter Diluted EPS of $0.45~

~Fiscal 2018 Revenue Improves 12% to $1.2 Billion~

~Fiscal 2018 Diluted EPS of $1.71 and Adjusted Fiscal Diluted EPS of $1.70~

~Company Provides Annual Guidance for Fiscal 2019~

CLEARWATER, FL, October 30, 2018 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced results for its fourth quarter and fiscal year ended September 30, 2018.

For the quarter ended September 30, 2018, revenue increased over 23% to $309 million from $251 million for the comparable quarter last year. Same-store sales for the quarter grew 22%, on top of 5% growth for the comparable period last year. Included in the quarter ended September 30, 2018, was $1.4 million of adjustments before taxes, or $0.05 per diluted share, related to contingent consideration obligation estimates associated with acquisitions made by the Company in prior years, which reduced expenses. Included in the quarter ended September 30, 2017, was $2.9 million, or $0.07 per diluted share, of unusual expenses associated with Hurricane Irma. Additionally, included in the quarter ended September 30, 2017, were unusual tax related items that reduced the Company’s tax provision by $401,000 net, or $0.02 per diluted share.

Net income for the quarter ended September 30, 2018, was $11.5 million, or $0.50 per diluted share, compared to net income of $3.9 million, or $0.17 per diluted share in the comparable period last year. Excluding the impact from the gain in 2018 and the unusual items in 2017, adjusted diluted earnings per share for the quarter ended September 30, 2018 increased 105% to $0.45, compared with adjusted diluted earnings per share for the same period last year.

For the fiscal year ended September 30, 2018, the Company’s revenue grew 12% to approximately $1.2 billion compared to $1.1 billion in fiscal 2017. Same-store sales for the year improved 10% on top of 5% growth for the prior fiscal year. Included in fiscal 2018 results is the $1.4 million before taxes, or $0.05 per diluted share for the contingent consideration adjustment noted above as well as non-recurring unusual costs of $1.2 million before taxes, or $0.04 per diluted share, as noted in our quarter ended June 30, 2018 earnings press release. Included in fiscal 2017, are the unusual Hurricane Irma expenses of $2.9 million before taxes and tax items noted above, or $0.05 per diluted share, net.

Net income for the fiscal year ended September 30, 2018, was $39.3 million, or $1.71 per diluted share, compared to net income of $23.5 million, or $0.95 per diluted share in the prior year.  Excluding the unusual items in both periods, adjusted net income rose 58% to $39.1 million and diluted earnings per share rose 70% to $1.70,  as compared to $24.8 million or $1.00 per diluted share in the prior year.

W. Brett McGill, Chief Executive Officer and President, stated, “The MarineMax team delivered a very strong fourth quarter, with same-store sales growth of 22%, capping an already strong fiscal 2018. The effectiveness of our customer centric approach, combined with the great benefits of the boating lifestyle, and our team’s passion, drove our strong performance. Considering that the mix of sales in the quarter was skewed toward larger yachts, we delivered consolidated gross margins that were above our expectations.”

Mr. McGill continued, “Our strong 2018 results reduced our inventory levels as we planned and added meaningful strength to our already formidable balance sheet. We are well positioned to take advantage of opportunities as they arise.  Looking ahead, we will work to build on the achievements of this past fiscal year. Our focus will remain on growing our higher margin businesses, as we take advantage of new innovative products we are receiving to drive sales, margin and earnings growth while we build additional shareholder value.”

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2019 Guidance

Based on current business conditions, retail trends and other factors, the Company currently expects fully taxed earnings per diluted share to be in the range of $1.85 to $1.95 for fiscal 2019.   This compares to a non-GAAP adjusted, but fully taxed, diluted earnings per share of $1.70 in fiscal 2018. The adjustments to fiscal 2018 include the adjustments for the gain associated with contingent consideration as well as the non-recurring unusual costs.  These expectations do not take into account, or give effect for, material acquisitions that may be completed by the Company during fiscal 2019 or other unforeseen events.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Crest, Mastercraft, Bennington, Scout, Sailfish, Sea Pro, Sportsman, Scarab Jet Boats, Yamaha Jet Boats, Tigé, Aquila, Nautique, and NauticStar, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 63 retail locations in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, and Texas, and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include the Company's anticipated financial results for the fourth quarter and fiscal year ended September 30, 2018; the Company’s future work to build on the achievements of fiscal 2018; the Company’s positioning to take advantage of opportunities as they arise; the Company’s focus on growing its higher margin business; and the Company's fiscal 2019 guidance.  These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company's manufacturing partners, general economic conditions, as well as those within our industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the continued recovery of the industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2017 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Michael H. McLambBrad Cohen

Chief Financial OfficerICR, LLC

Abbey Heimensen203-682-8211

Public RelationsBrad.Cohen@icrinc.com

MarineMax, Inc.

727-531-1700

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MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue	$308,591	$250,618	$1,177,371	$1,052,320
Cost of sales	229,587	184,292	879,138	787,005
Gross profit	79,004	66,326	298,233	265,315

Selling, general, and administrative expenses	62,056	58,593	235,050	220,026
Income from operations	16,948	7,733	63,183	45,289

Interest expense	2,022	1,970	9,903	7,481
Income before income tax provision	14,926	5,763	53,280	37,808

Income tax provision	3,386	1,852	13,968	14,261
Net income	$11,540	$3,911	$39,312	$23,547

Basic net income per common share	$0.51	$0.17	$1.77	$0.98

Diluted net income per common share	$0.50	$0.17	$1.71	$0.95

Weighted average number of common shares used in computing net income per common share:

Basic	22,517,603	22,997,700	22,269,378	23,966,611
Diluted	23,286,206	23,591,854	23,030,662	24,678,800

Supplemental Information – Reconciliation of GAAP to Non-GAAP Measures
Net income	$ 11,540	$ 3,911	$ 39,312	$ 23,547
Unusual items, net	(1,113)	1,743	(177)	1,743
Pro forma income tax provision adjustment	-	(401)	-	(522)
Adjusted net income	10,427	5,253	$ 39,135	$ 24,768

Diluted net income per common share	$ 0.50	$ 0.17	$ 1.71	$ 0.95
Unusual items, net	(0.05)	0.07	(0.01)	0.07
Pro forma income tax provision adjustment	-	(0.02)	-	(0.02)
Adjusted diluted net income per common share	$ 0.45	$ 0.22	$ 1.70	$ 1.00

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30,	September 30,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$48,822	$41,952
Accounts receivable, net	34,003	24,661
Inventories, net	377,074	401,301
Prepaid expenses and other current assets	5,392	5,842
Total current assets	465,291	473,756

Property and equipment, net	138,716	127,160
Goodwill and other long-term assets, net	33,123	30,305
Deferred tax assets, net	3,408	8,769
Total assets	$640,538	$639,990
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$23,134	$26,432
Customer deposits	17,006	21,032
Accrued expenses	32,926	33,046
Short-term borrowings	212,949	254,177
Total current liabilities	286,015	334,687
Long-term liabilities	1,431	3,105
Total liabilities	287,446	337,792
SHAREHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	27	26
Additional paid-in capital	262,250	249,974
Retained earnings	166,071	126,759
Treasury stock	(75,256)	(74,561)
Total shareholders’ equity	353,092	302,198
Total liabilities and shareholders’ equity	$640,538	$639,990

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